UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 6, 2010

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, 6th Floor; Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Cosi, Inc. (the “Company”) entered into an Amendment, dated as of January 6, 2010 (the “Amendment”), to the Company’s Rights Agreement, dated as of November 21, 2002 (the “Rights Agreement”), in order to permit stockholders to beneficially own 15% or more of the Company’s outstanding common stock as the result of share purchases pursuant to the Company’s rights offering that ended as of 5:00 p.m., New York City time, on January 6, 2010.  The Amendment permits a stockholder to acquire shares of the Company’s common stock in the rights offering that result in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, of up to 19.9% of the Company’s common stock without triggering the provisions of the Rights Agreement.  However, any person, together with all affiliates and associates of such person, owning 15% or more of the Company’s outstanding common stock as the result of purchases made pursuant to the rights offering is not permitted to thereafter acquire any additional shares unless otherwise permitted by the Rights Agreement.

A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 3.02                      Unregistered Sales of Equity Securities

On January 7, 2010, the Company issued a press release announcing, among other matters, that in accordance with the terms of their respective purchase agreements, the Company’s executive officers and outside directors are expected to purchase approximately 286,173 shares in a private placement from the Company at the same subscription price offered to stockholders in the Company’s rights offering.  These shares equal the number of shares that would have otherwise been available for purchase by the officers and directors pursuant to their basic subscription privilege in the rights offering.  The officers and directors are also expected to purchase an additional amount of shares that would have otherwise been available for purchase by them pursuant to the exercise of their pro rata over-subscription privileges.  These additional shares will be allocated upon completion of the final tabulation for the rights offering.  The Company intends to use the proceeds for general corporate purposes.

The sale of the shares to the Company’s executive officers and outside directors will be exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of the Securities Act of 1933, as amended.  The securities sold and issued to the Company’s executive officers and outside directors will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

A copy of the press release announcing the preliminary results of the rights offering is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 3.03.                      Material Modifications to Rights of Security Holders.

The description of the Amendment set forth in Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 8.01                      Other Events.

At 5:00 p.m., New York City time, on January 6, 2010, the offering period of the Company’s previously announced rights offering expired.  On January 7, 2010, the Company announced that the preliminary results indicate that the offering has been over-subscribed and, accordingly, the Company will issue a total of 10,000,000 shares to stockholders that exercised their basic subscription privileges and their over-subscription privileges.  As the number of over-subscription requests exceeds the number of shares available for sale in the rights offering, the Company will allocate the shares of common stock that are available for sale pursuant to over-subscription requests on a pro rata basis.

In addition, in accordance with the terms of their respective purchase agreements, the Company’s executive officers and outside directors are expected to purchase approximately 286,173 shares in a private placement from the Company at the same subscription price offered to stockholders. These shares equal the number of shares that would have otherwise been available for purchase by the officers and directors pursuant to their basic subscription privilege in the rights offering. The officers and directors are also expected to purchase an additional amount of shares that would have otherwise been available for purchase by them pursuant to the exercise of their pro rata over-subscription privileges. These additional shares will be allocated upon completion of the final tabulation for the rights offering.

The Company estimates that it will receive gross proceeds of approximately $5 million from the rights offering, which excludes proceeds from officers and directors pursuant to their purchase agreements. Subscription rights that were not exercised by 5:00 p.m., New York City time, on January 6, 2010 have expired.

A copy of the press release announcing the preliminary results of the rights offering is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 (d).                                Exhibits.

4.1	Amendment to the Rights Agreement by and between Cosi, Inc. and American Stock Transfer and Trust Company, dated as of January 6, 2010
99.1	Press Release of Cosi, Inc., dated January 7, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2010	COSI, INC. /s/ William Koziel Name: William Koziel Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
4.1	Amendment to the Rights Agreement, by and between, Cosi, Inc. and American Stock Transfer and Trust Company, dated as of January 6, 2010	E
99.1	Press Release of Cosi, Inc., dated January 7, 2010.	E